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                                                                    EXHIBIT 11.1

                                  VERITY, INC.

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                        YEAR ENDED MAY 31,
                                                                    ---------------------------
                                                                     1995      1996      1997
                                                                    -------   ------   --------
Primary and Fully Diluted:
  Weighted average common shares outstanding for the period.......    1,399    7,270     10,840
  Common Equivalent Shares pursuant to Staff Accounting Bulletin
     No. 83.......................................................    2,236      559         --
                                                                    --------  ------    -------
Shares used in per share calculation..............................    3,635    7,829     10,840
                                                                    ========  ======    =======
Net loss before accretion.........................................  $(5,838)  $ (313)  $(17,931)
Accretion to redemption value of mandatorily redeemable
  convertible preferred stock.....................................   (2,081)    (611)        --
Net loss applicable to common stockholders........................  $(7,919)  $ (924)  $(17,931)
                                                                    ========  ======    =======
Net loss per share................................................  $ (2.18)  $(0.12)  $  (1.65)
                                                                    ========  ======    =======
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